EXHIBIT 23.1
THE WARNACO GROUP, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-159396, 333-151018, 333-108744, 333-121771 and 333-125159 on Form S-8 of our reports dated February 28, 2011, relating to (1) the consolidated financial statements and consolidated financial statement schedule of The Warnaco Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 1, 2011.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 28, 2011